EXHIBIT 99.1

INSMED ACQUIRES MANUFACTURING FACILITY FROM BAXTER INTERNATIONAL

Richmond, VA.—(April 14, 2004) — Insmed Incorporated (NASDAQ-NMS: INSM) (Nasdaq: INSM) today announced that it has acquired a lease to operate a recombinant protein manufacturing facility formerly operated by Baxter International (NYSE: BAX). Insmed intends to use the facility for the commercial manufacture of its Phase III development product, rhIGF-I/rhIGFBP-3, also known as SomatoKine®. Avecia Limited, Insmed’s current contract manufacturer, will continue to provide commercial manufacturing in preparation for an anticipated product launch of SomatoKine®. The combination of the two facilities is expected to meet Insmed’s anticipated development and commercial demands over the next several years.

Insmed plans to retain several operational executives and scientists formerly employed by Baxter to operate this facility, which is located in Boulder, Colorado. Tom Keuer, previously Vice President of Engineering for the BioSciences Division of Baxter International, will assume the position of Vice President of Colorado Operations for Insmed. Mr. Keuer, who has over twenty years of biotech industry experience, including ten years of operational experience at the Boulder facility stated, “This is an extraordinary opportunity for Insmed to acquire a fully functional biotechnology production facility and a well trained team of manufacturing experts. I expect that this facility will be fully operational and in production by the end of this year. I believe this facility will provide an important competitive advantage to Insmed in the industry and position the company to meet the demands of its promising drug pipeline and commercial activities.”

Geoffrey Allan, Ph.D., President and Chief Executive Officer stated, “By leveraging the commercial manufacturing of Avecia and production from our Boulder facility we will have the back-up manufacturing capability needed to provide an uninterrupted supply of commercial drug. I believe successful drug companies would agree that it is important not to operate with only a single manufacturing source. The addition of a second manufacturing facility is added protection that we will meet the anticipated commercial demands for SomatoKine® for the next several years. This action is a responsible business practice for any company that wishes to maximize commercial success of their drugs.”

The addition of the Boulder manufacturing facility is expected to increase Insmed’s operational expenses approximately $4.5 million for the remainder of the 2004 year. These expenses relate to personnel and raw material costs for fermentation, purification and commercial production of drug product. Insmed has also provided a Letter of Credit to the landlord of the Boulder facility in the amount of $1.6 million for prepayment of the outstanding lease term of 4 years and a Letter of Credit for $2.0 million to Baxter to cover facility restoration expenses on termination of the lease. Insmed will provide additional details regarding the addition of the Boulder facility during the regularly scheduled quarterly conference call on May 6.

More on rhIGF-I/rhIGFBP-3

Insmed’s rhIGF-I/rhIGFBP-3 or SomatoKine® is a proprietary delivery composition of insulin-like growth factor-I (IGF-I). The novel compound is administered as a once-daily subcutaneous injection, which can restore IGF levels to physiological relevant levels. rhIGF-I/rhIGFBP-3 is currently in a pivotal Phase III clinical trial for the treatment of Growth Hormone Insensitivity Syndrome (GHIS), a severe growth disorder. Additional clinical trials are planned in other indications including extreme insulin resistance and diabetes.

About Insmed Incorporated

Insmed is a biopharmaceutical company focused on the discovery and development of drug candidates for the treatment of metabolic diseases and endocrine disorders. For more information, please visit www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our anticipated product launch, planned clinical trials, commercial demands for our proposed products and our ability to meet such demand, manufacturing capability, when our manufacturing facility will be operational, competitive positioning and operational expenditures. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that our product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of our product candidates, we may encounter unanticipated problems, regulatory issues, delays or expenses in making our Boulder facility operational, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

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For further information contact:

Insmed Incorporated

Baxter Phillips, III

Investor Relations

804-565-3041